EXHIBIT 10.4
AMENDMENT
TO
CHANGE IN CONTROL AGREEMENT
     THIS AMENDMENT TO CHANGE IN CONTROL AGREEMENT (“Amendment”) is executed as of November 14, 2008, by and among UNITED COMMERCIAL BANK, a California Bank, UCBH Holdings, Inc., a Delaware corporation, (collectively, the “Company”) and Ebrahim Shabudin, an individual (“Executive”).
     WHEREAS, the Company and Executive previously entered into a Change in Control Agreement dated August 12, 2004 (the “CIC Agreement”) that sets forth terms and conditions relating to certain severance benefits upon the termination of Executive’s employment with the Company following a change in control of the Company; and
     WHEREAS, since January 1, 2005, the Company has administered the CIC Agreement in all material respects in good faith compliance with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended; and
     WHEREAS, the Company and Executive desire to amend the CIC Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder (“Section 409A”); and
     WHEREAS, the Company and Executive also desire to amend the CIC Agreement to comply with the executive compensation requirements of the United States Department of the Treasury’s (“Treasury”) Capital Purchase Program (“CPP”) under Treasury’s Troubled Assets Relief Program established by Treasury pursuant to the Emergency Economic Stabilization Act of 2008 (“TARP”); and
     WHEREAS, Section 7 of the CIC Agreement provides that the CIC Agreement may be amended pursuant to a written agreement between the Company and Executive; and
     NOW, THEREFORE, the Company and Executive hereby agree the CIC Agreement shall be amended as follows:
     1. Defined Terms. Unless otherwise defined in this Amendment, including the recitals, defined terms shall have the meanings ascribed to them in the CIC Agreement.
     2. Specified Employee. Notwithstanding anything contained in the CIC Agreement, as amended, to the contrary, if at the time of Executive’s “separation from service” (as defined in Section 409A) Executive is a “specified employee” (within the meaning of Section 409A and the Company’s specified employee identification policy, if any) and if any payment, reimbursement and/or in-kind benefit that constitutes nonqualified deferred compensation (within the meaning of Section 409A) is deemed to be triggered by Executive’s separation from service, then, to the extent one or more exceptions to Section 409A are inapplicable (including, without limitation, the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) relating to separation pay due to an involuntary separation from service and its requirement that installments must be paid no later than the last day of the second taxable year following the taxable year in which such an employee incurs the involuntary separation from service), all payments, reimbursements, and in-kind benefits that constitute nonqualified deferred compensation (within the meaning of Section 409A) to Executive shall not be paid or provided to Executive during the six- (6-) month period following Executive’s separation from service, and (i) such postponed payments and/or reimbursement/in-kind amounts shall be paid to Executive in a lump sum within thirty (30) days after the date that is six (6) months following Executive’s separation from service; (ii) any amounts payable to Executive after the expiration of such six- (6-) month period shall continue to be paid to Executive in accordance with the terms of the CIC Agreement; and (iii) to the extent that any group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group executive benefit plan or program or any lump sum cash out thereof is nonqualified deferred compensation (within the meaning of Section 409A), Executive shall pay for such benefits from his separation from service date until the first day of the seventh month following the month of Executive’s separation from service, at which time the Company shall reimburse Executive for such payments. If Executive dies during such six- (6) month period and prior to the payment of such postponed amounts of nonqualified deferred compensation, only the amount of nonqualified deferred compensation payable while Executive lived shall be delayed, and shall be paid in a lump sum to Executive’s estate or, if applicable, to Executive’s designated beneficiary within thirty (30) days after the date of Executive’s death (with any amounts payable to Executive after the Executive’s death to be paid in accordance with the terms of the CIC Agreement).
     3. Reimbursements And In-Kind Benefits. Notwithstanding any other provision of the applicable plans and programs, all reimbursements and in-kind benefits provided under the CIC Agreement, as amended, shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement and the provision of benefits in kind during a calendar year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year; (ii) the reimbursement for an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense is incurred; (iii) the right to reimbursement or right to in-kind benefit is not subject to liquidation or exchange for another benefit; and (iv) each reimbursement payment or provision of in-kind benefit shall be one of a series of separate payments (and each shall be construed as a separate identified payment) for purposes of Section 409A.
     4. Specific Section 409A Provisions. The following specific Section 409A amendments to the CIC Agreement shall become applicable on January 1, 2009:
          A. Section 2(c)(i) is amended by the insertion of “lump sum cash amount at the time of Executive’s separation from service (within the meaning of Section 409A of the Code (“Section 409A”))” in place of “sum”.
          B. The last two sentences of Section 2(c) are deleted in their entirety.
          C. Section 2(d) is amended by the insertion of “Executive’s separation from service” in place of the final reference to “termination or resignation” in such section.

          D. The following new Section 2(g) is added at the end of Section 2:
     “(g) All payments and benefits to be made to Executive hereunder upon Executive’s termination of employment or resignation that are subject to Section 409A may only be made upon a “separation from service” (within the meaning of Section 409A) of Executive. For purposes of Section 409A, (i) each payment made under this Agreement shall be treated as a separate payment; (ii) Executive may not, directly or indirectly, designate the calendar year of payment; and (iii) no acceleration of the time and form of payment of any nonqualified deferred compensation to Executive or any portion thereof, shall be permitted.”
E. The second to last sentence in Section 3(c) is deleted in its entirety and replaced with the following sentence:
“In the event that the Executive receives reduced payments and benefits hereunder, such payments and benefits will be reduced in accordance with an ordering rule agreed to in writing by the Company and Executive not later than December 31, 2008 and subject to the requirements of Section 409A.”
F. The following sentence is added to the end of Section 3(f):
“Any refund or payment made pursuant to this Section 3(f) shall be consistent with the ordering rule set forth in the second to last sentence of Section 3(c).”
     5. TARP CPP Restrictions.
          The following Section 4 is added after Section 3 and the remaining Sections are renumbered accordingly:
“4. PAYMENT REDUCTION; ADDITIONAL TARP/CPP RESTRICTIONS; WAIVER AND RELEASE

(a)	Notwithstanding anything contained in this Agreement, as amended, to the contrary or any other agreement between Executive and the Company or its affiliates, acquirers or successors, to the extent that any payment or distribution of any type to or for Executive would be prohibited by Section 111(b) of the Emergency Economic Stabilization Act of 2008, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, as amended, or otherwise (the “Payments”), then such Payments shall be reduced if and to the minimum extent necessary so that the Payments do not violate such prohibition. The determination of whether the Payments shall be reduced as provided in Section 4(a) and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and Executive within fifteen (15) days after such reduction is triggered. The Payments will be reduced in accordance with an ordering rule agreed to in writing by the Company and Executive not later than December 31, 2008 and subject to the requirements of Section 409A.”

(b)	Executive acknowledges and agrees that for so long as the executive compensation restrictions of TARP and the CPP are applicable to the Company, (i) no bonus or other incentive compensation payable to Executive shall be based upon arrangements that encourage unnecessary and/or excessive risks that threaten the value of the Company, to the extent required by Treasury and/or TARP and/or the CPP, and (ii) any bonus or other incentive compensation paid to Executive that is based upon the Company’s statement of earnings, gains, or other criteria that are later proven to be materially inaccurate, must, to the extent required by Treasury, and/or TARP and/or the CPP, be repaid by Executive to the Company.”

(c)	Upon the Company’s request, Executive agrees to execute and deliver all waivers and releases required by Treasury relating to TARP, CPP, and the Company’s participation in the CPP, including, without limitation, waivers and releases that release Treasury from any claims that Executive may otherwise have as a result of Treasury’s issuance of regulations that modify or eliminate provisions and terms of the Company’s employee benefit plans, arrangements and agreements in which Executive participates or otherwise receives benefits.”
     6. Ratification and Confirmation. In all respects not modified by this 409A Amendment, the CIC Agreement is hereby ratified and confirmed.
     7. Governing Law. Except to the extent preempted by federal law, this Amendment shall be governed by the laws of the State of California, without regard to its principles of conflict of law.
     8. Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, taken together, constitute one and the same agreement.
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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written but on the actual dates indicated below.

UCBH HOLDINGS, INC.
By:	/s/ Thomas S. Wu
Chairman of the Board
Title: President and Chief Executive Officer

Date: November 14, 2008

UNITED COMMERCIAL BANK
By:	/s/ Thomas S. Wu
Chairman of the Board
Title: President and Chief Executive Officer

Date: November 14, 2008

EXECUTIVE

Signature: /s/ Ebrahim Shabudin

Printed Name Ebrahim Shabudin

Date: November 14, 2008